UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2016

LIBERTY PROPERTY TRUST

LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland Pennsylvania	1-13130 1-13132	23-7768996 23-2766549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code: (610) 648-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01.             Entry into a Material Definitive Agreement.

On July 22, 2016, Liberty Property Limited Partnership (the “Operating Partnership”), of which Liberty Property Trust (the “Company”) is the sole general partner, as well as certain of the Operating Partnership’s subsidiaries and affiliates (collectively, the “Seller”), and WPT Land 2 LP (the “Buyer”), an affiliate of Workspace Property Trust, entered into an Agreement of Sale and Purchase (the “Agreement of Sale”) pursuant to which the Buyer agreed to purchase all of Seller’s right, title and interest in a real estate portfolio consisting of 108 properties containing approximately 7.6 million square feet of leasable space in five markets and approximately 26.7 acres of land in two markets.

On September 22, 2016, the Buyer and Seller entered into an Amendment to the Agreement of Sale (the “Amendment”).  The Amendment extends the outside date for settlement so that rather than occurring late in the third quarter 2016, as previously disclosed, it may now occur in the first week of October 2016.

The Agreement of Sale was previously disclosed on a Form 8-K, dated July 25, 2016, and, along with the Amendment, will be filed as an exhibit to the Company’s and Operating Partnership’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016 or a Current Report on Form 8-K filed prior to the filing of such Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST

By:	/s/ Christopher J. Papa
	Name:	Christopher J. Papa
	Title:	Executive Vice President and
Chief Financial Officer

LIBERTY PROPERTY
LIMITED PARTNERSHIP

By:	Liberty Property Trust, its sole
General Partner

By:	/s/ Christopher J. Papa
	Name:	Christopher J. Papa
	Title:	Executive Vice President and
Chief Financial Officer

Dated: September 23, 2016